Filed Pursuant to Rule 433
Registration No. 333-133978
October 13, 2006
Relating to Preliminary Prospectus Supplement dated October 12, 2006
(http://www.sec.gov/Archives/edgar/data/894356/000128269506000384/e65833_424b5-ibm6p.txt)

PRICING TERM SHEET

Certificates

Issuer:	CorTS® Trust VI for IBM Debentures (the “Trust”)
Security:	6.375% CorTS® Callable Trust Certificates (the "CorTS")
Principal Amount Issued:	$60,000,000
Establishment of the Trust:	Structured Products Corp., the Sponsor and Depositor, established the Trust to issue the CorTS, which will be paid only from the assets of the Trust (the “Underlying Securities”) (described below).
CUSIP No.:	22080F202
Stated Interest Rate:	6.375% per annum, payable semi-annually in arrears
Expected Ratings:	Moody's: A1 S&P: A+
Pricing Date:	October 13, 2006
Issue Date:	October 20, 2006
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2006
Scheduled Maturity Date:	December 1, 2096 (subject to adjustment if the maturity of the Underlying Securities is shortened as described below under Underlying Securities Maturity Shortening)
Redemption Upon Exercise of the Call Warrants:

On or after October 20, 2011, the Call Warrants will become exercisable and, if exercised at the option of the Warrantholders, will result in the Trust redeeming the CorTS, for an amount equal to $25 per CorTS plus accrued and unpaid interest thereon to the date of redemption.

In addition, at any time before October 20, 2011, the Call Warrants will become immediately exercisable or may be deemed to be exercised and, if exercised or deemed to be exercised, will cause the redemption of the CorTS:

•  in whole or in part if the Underlying Issuer redeems the Underlying Securities in whole or in part,

•  in whole upon the occurrence of certain events of bankruptcy, insolvency, or reorganization with respect to the Underlying Issuer

•  in whole upon the occurrence of a SEC Reporting Failure,

•  in whole if a Payment Default on, or an Acceleration of, the Underlying Securities occurs, or

•  in whole or in part in connection with a publicly announced tender offer for the Underlying Securities.

Minimum Denomination:	$25
Listing:	Application will be made to list the CorTS on the New York Stock Exchange.
Sole Bookrunner:	Citigroup Global Markets Inc.

Underlying Securities
Underlying Securities:	7.125% Debentures due December 1, 2096, held by the Trust under a trust agreement.
Underlying Issuer:	International Business Machines
Principal Amount of Underlying Securities Held by the Trust :	$60,000,000
Original Principal Amount of Underlying Securities Issued:	$850,000,000
Underlying Securities CUSIP No.:	459200AP6
Underlying Securities Redemption:

The Underlying Issuer has the right to redeem the Underlying Securities in whole or in part, at any time, at a price equal to the greater of (i) 100% of the principal amount of the Underlying Securities being redeemed or (ii) the present value of the remaining scheduled payments of principal and interest discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a certain treasury benchmark rate plus 0.15%, plus in each case, accrued interest thereon to the redemption date.

Underlying Securities Maturity Shortening:

Upon the occurrence of certain tax events, the Underlying Issuer will have the right to shorten the maturity of the Underlying Securities to the extent required such that after the shortening of the maturity, interest paid on the Underlying Securities will be deductible for federal income tax purposes.

Underlying Securities Registration Statement:	Registration No. 33-65119
Underlying Securities Prospectus:	Prospectus supplement dated December 3, 1996 related to a prospectus dated December 3, 1996

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offering will arrange to send you the prospectus for free if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407.